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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated February 23, 2001 on the financial statements of Shamrock Logistics Operations, L.P. (successor to the Ultramar Diamond Shamrock Logistics Business) as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 and our reports dated August 10, 2000 on the financial statements of Shamrock Logistics, L.P. and Riverwalk Logistics, L.P. as of June 30, 2000 (and to all references to our firm) included in or made a part of this registration statement.

                                            ARTHUR ANDERSEN LLP

San Antonio, Texas
February 23, 2001